Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2019 with respect to the consolidated financial statements included in the Annual Report of Montage Resources Corporation on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Montage Resources Corporation on Forms S-8 (File No. 333-197207 and File No. 333-218445) and on Forms S-3 (File No. 333-202037 and File No. 333-223996).

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania

March 15, 2019